                                                                      EXHIBIT 11

           COMPUTATION OF NET EARNINGS PER COMMON SHARE (UNAUDITED)

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
                                         Three Months Ended         Six Months Ended
                                     February 29,  February 28,  February 29,  February 28,
                                         1996          1995          1996          1995
                                     ------------  ------------  ------------  ------------
                                         (Amounts in thousands, except per share data)
Primary
  Average shares outstanding               11,297         9,578       11,295       9,026
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price                  12           407           13         388
                                          -------       -------      -------     -------

                Total                      11,309         9,985       11,308       9,414
                                          =======       =======      =======     =======

  Net income                              $ 2,217       $ 2,600      $ 4,987     $ 5,238
                                          =======       =======      =======     =======

  Per share data:
  Net income                              $  0.20       $  0.26      $  0.44     $   .56
                                          =======       =======      =======     =======

Fully diluted
  Average shares outstanding               11,297         9,578       11,295       9,026
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price
   or closing price if higher                  12           417           14         428
   Net effect of dilutive
   convertible debentures--
   based on the stated conversion
   price of $14 per share                                   743                    1,282
                                          -------       -------      -------     -------
Total                                      11,309        10,738       11,309      10,736
                                          =======       =======      =======     =======

Net income                                $ 2,217       $ 2,600      $ 4,987     $ 5,238
  Convertible bond interest,
   net of income tax effect                                 118                      408
                                          -------       -------      -------     -------
                                          $ 2,217       $ 2,718      $ 4,987     $ 5,646
                                          =======       =======      =======     =======

  Per share data:
  Net income                              $  0.20       $  0.25      $  0.44     $  0.53
                                          =======       =======      =======     =======
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                                   EXHIBIT 11

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